Exhibit 10.2

FIRST AMENDMENT TO PRODUCT DEVELOPMENT AND
COMMERCIALIZATION AGREEMENT

This First Amendment to Product Development and Commercialization Agreement (this "Amendment") is executed as of the 13th day of May, 2014, by and among POZEN Inc., a Delaware corporation ("POZEN") and Pernix Therapeutics Holdings, Inc., a Maryland corporation ("Pernix"). Unless otherwise indicated, capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as defined below).

WITNESSETH

WHEREAS, POZEN and Glaxo Group Ltd. ("GSK') are parties to that certain Product Development and Commercialization Agreement dated as of June 11, 2003, as amended and supplemented by that certain letter agreement dated as of June 11, 2003 executed by GSK and accepted and agreed by POZEN (collectively, the "Product Agreement") and the Consent Agreement dated as of August 15, 2011 (the "consent" and, together with the Product Agreement, the "Agreement");

WHEREAS, on or about the date hereof, Pernix has entered into an asset purchase agreement with GSK (the "Asset Purchase Agreement"), pursuant to which Pernix will acquire certain assets of and assume certain obligations from GSK, including GSK's rights and obligations under the Agreement;

WHEREAS, in anticipation of the closing of the Asset Purchase Agreement, POZEN and Pernix desire to amend the Agreement in accordance with its terms in order to reflect certain understandings between them;

WHEREAS, this Amendment will be effective upon the closing of the Asset Purchase Agreement;

WHEREAS, the closing of the Asset Purchase Agreement is subject to certain customary closing conditions, including receipt of regulatory approval and financing;

WHEREAS, in the event that the Asset Purchase Agreement is terminated by GSK or Pernix for any reason or the closing of the Asset Purchase Agreement does not occur by that date that is seventy five (75) days after the date hereof for any reason, POZEN and Pernix acknowledge that this Amendment will not be effective and will be null and void ab initio as if this Amendment was never executed by the parties hereto; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, POZEN and Pernix agree as follows:

ARTICLE 1: GENERAL

1.1            This Amendment is entered into in accordance with the provisions of Section 14.5 of the Agreement. Nothing in this Amendment shall diminish, obviate or render unenforceable Section 14.5 of the Agreement.

1.2            POZEN and Pernix acknowledge and agree that the Asset Purchase Agreement is subject to customary closing conditions set forth therein and that this Amendment will not become effective unless and until the closing of transactions contemplated by the Asset Purchase Agreement (such date, the "Amendment Effective Date"). For the avoidance of doubt, if the Asset Purchase Agreement expires or is terminated for any reason or if the closing of the Asset Purchase Agreement does not occur by that date that is seventy five (75) days after the date hereof for any reason, the terms of this Amendment will be null and void ab initio, as if this Amendment was never executed by the parties hereto.

ARTICLE 2: PAYMENTS

2.1            Minimum Royalty. POZEN and Pernix agree that the royalties set forth in Section 7.4 shall be amended to provide for a quarterly minimum payment and an annual reconciliation. Accordingly, POZEN and Pernix hereby amend the Agreement by:

2.1.1. renumbering the current Section 7.4 as Section 7.4(a);

2.1.2. agreeing that all references in the Agreement to Section 7.4 shall instead be to Section 7.4(a); and

2.1.3. adding the following as new Sections 7.4(b) and (c):

7.4(b) For each calendar quarter falling within the period commencing January 1, 2015 and ending March 31, 2018, Pernix will pay POZEN a payment (the "Top-Up Payment") equal to the excess, if any, of (i) $4,000,000 over (ii) the amount payable to POZEN in respect of such calendar quarter pursuant to Section 7.4(a), such payment to be made within 45 days of the end of such calendar quarter.

7.4(c) If, in any calendar year ending December 31, 2015, December 31, 2016 or December 31, 2017, (i) the sum of all payments made by Pernix to POZEN in respect of such calendar year pursuant to Sections 7.4(a) and 7.4(b) exceeds $16,000,000 and (ii) Pemix shall have made a Top-Up Payment to POZEN in respect of a calendar quarter falling within such calendar year pursuant to Section 7.4(b), then Pernix shall be entitled to a credit in an amount equal to the lesser of (x) the amount of the excess referred to in clause (i) above and (y) the sum of the Top-Up Payments made by Pernix to POZEN in respect of the calendar quarters falling within such calendar year pursuant to Section 7.4(b). The calculation of such credit shall be set forth in a statement delivered by Pemix to POZEN within 30 days of the end of such calendar year and, unless Pernix shall have received written notice disagreeing with the calculation set forth in such statement, Pernix shall be entitled to offset the amount of such credit against the payment owed by it pursuant to Sections 7.4(a) and 7.4(b) in respect of the first calendar quarter following the end of such calendar year.

ARTICLE 3: ADDITIONAL DEVELOPMENT

3.1            Adolescent Strength Product. POZEN and Pernix agree that Pernix will use its Commercially Reasonable Efforts to submit a supplementary N.DA to NDA #21-926 for a MT 400 containing 10 mg Sumatriptan and 60 mg Naproxen sodium by December 31, 2014. Accordingly, POZEN and Pernix hereby amend the Agreement by:

3.1.1. amending the definition of NDA in Section 1.48 as follows:

1.48 "NDA" means a New Drug Application filed with the FDA in compliance with applicable laws and regulations, including all applicable supplements and amendments that may be filed with respect thereto, to obtain approval to market a pharmaceutical product in the United States.

3.1.2. adding the following as new Section 3.7(a):

3.7 Development of Alternative Strengths

(a)          Notwithstanding any provision of this Agreement to the contrary, Pernixwill use its Commercially Reasonable Efforts to prepare and file no later than December 31, 2014, in its own name and at its own expense, an NDA for a solid oral dose MT 400 containing 10 mg Sumatriptan and 60 mg Naproxen sodium (the "Low Strength Product"), and any other regulatory filings in the Territory necessary to obtain NDA Approval for the Low Strength Product. Notwithstanding the foregoing, the Parties acknowledge the receipt by GSK of that certain letter dated May 2, 2014 from Dr. Ellis Unger of FDA disclosing a "procedural error" by FDA in FDA's letter dated April 22, 2014 relating to studies for the Low Strength Product. The Parties agree that depending upon FDA's response and disclosure of the nature of such "procedural error," the December 31, 2014 date in the first sentence of this Section 3.7(a) may become impracticable and, in such case, the Parties agree to negotiate in good faith a fair and reasonable new date; provided, however, that Pernix will prepare and file an NDA for the Low Strength Product no later than the later of December 31, 2014 and that date that is six (6) months following receipt by Pernix of a written request from the FDA to submit the NDA for the Low Strength Product.

3.2            Sufficiency of Assets.  Pernix acknowledges and agrees that POZEN is relying on the sufficiency of the assets transferred by GSK to Pernix under the Asset Purchase Agreement in order for Pernix to satisfy its development obligations under the Agreement. Accordingly, Pernix represents and warrants that it owns or controls, or GSK has covenanted to provide, all Know-How necessary to satisfy its development obligations with respect to the Low Strength Product under the Agreement.

3.3            Intermediate Strength Product. POZEN and. Pernix agree that Pernix will use its Commercially Reasonable Efforts to conduct all clinical, regulatory and manufacturing work necessary to submit an NDA for a MT 400 containing 50 mg Sumatriptan and 500 mg Naproxen sodium, and submit such NDA to the FDA not later than July 1, 2016. Accordingly, POZEN and Pernix hereby amend the Agreement by adding the following as new Sections 3.7(b), (c), (d) and (e):

3.7(b) Notwithstanding any provision of this Agreement to the contrary, Pemix will use its Commercially Reasonable Efforts to prepare and file no later than July 1, 2016, in its own name and at its own expense, an NDA for a solid oral dose MT 400 containing 50 mg Sumatriptan and 500 mg Naproxen sodium (the "Intermediate Strength Product"), and any other regulatory filings in the Territory necessary to obtain NDA Approval for the Intermediate Strength Product.

(c)          In connection with the development of the Intermediate Strength Product, POZEN will provide Pernix with a development plan describing the development of the Intermediate Strength Product, including a proposed budget, duties and responsibilities, and timeline. Pernix will not be obligated to spend any sums of money in excess of the amount provided for in such development plan.

(d)         POZEN will use its Commercially Reasonable Efforts to: (i) consult with Pernix and answer questions regarding the development plan provided pursuant to Section 3.7(c), and (ii) at Pemix's reasonable request, provide Pernix with such POZEN Know-How in its possession and a right and license to use such Pozen Know-How as necessary or advisable in connection with the prefonnance of its obligations hereunder; provided that (A) Pernix will reimburse POZEN for reasonable costs and expenses incurred by POZEN in providing Pernix with the assistance and consultation set forth in this Section 3.7(d); and (B) POZEN shall not perform any development activities under the development plan except as agreed pursuant to Section 3.8. POZEN acknowledges and agrees that as of the date hereof there are no accrued reimbursable costs and expenses as provided in Section 3.7(d)(ii)(A).

(e)          For the avoidance of doubt, Pernix and POZEN acknowledge and agree that (i) the terms "MT 400," "Product," "Collaboration Product" and "Lead Product" shall include Treximet as well as the Low Strength Product and the Intermediate Strength Product and (ii) the terms "Other Marketed Product," "Other Novel Product" and "Other Product" shall not include Treximet, the Low Strength Product or the Intermediate Strength Product. Notwithstanding anything to the contrary contained herein, in no event will Pernix be obligated to make any payments under Sections 7.2 of the Agreement with respect to the Low Strength Product or the Intermediate Strength Product.

3.4          Right of First Refusal to Conduct Development Activities. POZEN and Pernix agree that POZEN will have the right of first refusal to conduct any and all development activities for MT 400, including post-marketing studies, and any alternate fonns and/or dosage strengths. Accordingly, POZEN and Pernix hereby amend the Agreement by adding the following as new Sections 3.8:

3.8          POZEN shall have a right of first refusal to perform, or have performed, development activities related to MT 400. In the event that Pernix decides to conduct any development work related to MT 400, including any phase 4 clinical studies and development of alternate forms and/or dosage strengths, Pernix shall first give written notice thereof to POZEN prior to offering such work to any Third Party and POZEN shall have the right of first refusal to conduct such development activities. The Parties shall negotiate in good faith and use diligent efforts to conclude negotiations and agree the conditions that shall be applicable to POZEN's conduct of the development work as promptly as possible, which conditions shall include economic terms comprising pass-through of any Third Party costs and expenses and payment of for POZEN's services at the then-current per hour rates for those employees of POZEN carrying out those activities. if the Parties cannot reach agreement on such conditions within sixty (60) days of Pernix giving such written notice to POZEN, then Pernix will be free to offer such work to a Third Party; provided that prior to entering into a definitive agreement with such Third Party, Pernix will offer such work to POZEN on the same terms and conditions as such Third Party, and POZEN will have thirty (30) days to accept or reject such offer.

ARTICLE 4: GRANT OF LICENSES AND RIGHTS OF REFERENCE

4.1            POZEN and Pernix agree that POZEN will be free to commercialize, or enable its licensees to commercialize, outside of the Territory, any dosage strength of the MT 400 Product that is approved for sale inside the Territory. To facilitate such rights, Pernix agrees to grant to POZEN certain rights of reference to any MT 400 Product NDA and other regulatory filings related to the MT 400 Product. Accordingly, POZEN and Pernix hereby amend the Agreement by:

4.1.1. deleting Section 2.2 in its entirety and replacing it as follows:

[RESERVED]

4.1.2. adding the following as new Section 2.4(d)-(h):

2.4(d) Pernix hereby grants to POZEN and its designees an exclusive, royalty-free, perpetual and irrevocable license, with a right to grant sublicenses, to cross-reference Pernix's MT 400 Product NDAs and other regulatory filings, for the purposes of developing, making, using, offering to sell, selling and importing MT 400 Products in the Field outside the Territory.

(e)          Pernix hereby grants to POZEN and its designees an exclusive, royalty-free, perpetual and irrevocable license, with a right to grant sublicenses, to use GSK Know-How for the purposes of developing, making, using, offering to sell, selling and importing MT 400 Products in the Field outside the Territory.

(f)          Pernix will provide POZEN with an electronic version of the then-current NDA #21-926, as such NDA may be amended or supplemented from time to time, and other regulatory submissions for MT 400, including the IND, upon POZEN's request, provided that POZEN may not request an electronic copy of such NDA or other regulatory submission in each case more than two times per calendar year.

(g)          Pernix will provide POZEN with any Certificate of Pharmaceutical Product or Free Sale Certificate or similar documents, upon POZEN's request.

(h)          Pernix will: (i) assist POZEN or one or more of its designees to secure commercial supply of MT 400 from GSK or its contract manufacturer; and (ii) assist POZEN in the transfer of manufacturing methods to a facility for manufacture of supply for sale outside of the Territory, in each case at POZEN's sole cost and expense. For the avoidance of doubt, Pernix will not enter into any agreement or arrangement with any Third Party, including GSK and its Affiliates, pursuant to which such Third Party would be restricted from supplying MT 400 to POZEN or which includes restrictions on the transfer of manufacturing methods to a facility for manufacture of supply for sale outside of the Territory. POZEN will use Commercially Reasonable Efforts to secure commercial supply of MT 400 from Pernix's then-current supplier for sale outside of the Territory; provided, however, that in the event that POZEN is unable to secure commercial supply from such supplier on reasonable terms, Pernix shall negotiate in good faith with POZEN to provide commercial supply of MT 400 to POZEN for sale outside of the Territory. In the event Pernix and POZEN are not able to reach such agreement, then Pernix shall assist POZEN with securing a supplier for MT 400 for sale outside of the Territory.

4.1.3. deleting the last sentence of Section 3.1.

ARTICLE 5: Miscellaneous

5.1            No Other Changes; Execution.

5.1.1. Except as set forth herein, the execution and delivery of this Amendment is without prejudice to any rights that accrued to the benefit of either Party under the Agreement prior to the Amendment Effective Date.

5.1.2. This Amendment contains the entire agreement among the Parties with respect to the subject matter hereof and the term sheet between POZEN and Pernix titled Considerations for Consent to Assignment of Product Development and Commercialization Agreement and Amendment Thereto for Treximet dated May 8, 2014, is superseded hereby.

5.1.3. Except as explicitly set forth in this Amendment, no amendment or modification to the Agreement is hereby made. This Amendment may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Amendment Effective Date.

POZEN INC.

By:	/s/ John R. Plachetka
Name.	John R. Plachetka
Title:	Chairman, President and CEO

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Douglas Drysdale
Name:	Douglas Drysdale
Title:	CEO

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